UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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REAL GOODS SOLAR, INC.

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Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, DECEMBER 4, 2013

To our shareholders:

We will hold the 2013 annual meeting of shareholders of Real Goods Solar, Inc. (“we”, “us”, “our”, or “Real Goods Solar”), a Colorado corporation, on Wednesday, December 4, 2013, at 10:00 a.m. at the Flatiron Meeting Room, Residence Inn by Marriott, 845 Coal Creek Circle, Louisville, Colorado 80027, for the following purposes:

1. to elect eight directors to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified;

2. to approve, on an advisory basis, named executive officer compensation;

3. to consider an advisory vote on the frequency of future votes to approve named executive officer compensation; and

4. to transact such other business as may properly come before our annual meeting, or any adjournment(s) or postponement(s) thereof.

Our board of directors has fixed the close of business on Thursday, October 17, 2013, as the record date for determining our shareholders entitled to notice of, and to vote at, our annual meeting. A complete list of our shareholders entitled to vote at our annual meeting will be available for inspection by our shareholders upon written request prior to our annual meeting showing a proper purpose during normal business hours at our Louisville, Colorado office and subject to satisfaction of other requirements set forth in our bylaws. Only shareholders of record on the October 17, 2013 record date are entitled to notice of, and to vote at, our annual meeting and any adjournments or postponements thereof.

We are furnishing proxy materials to our shareholders primarily by the Internet. On October 25, 2013, we expect to commence mailing our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 proxy statement and 2012 annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual meeting materials by mail, the proxy statement and proxy card from our board of directors and our annual report were enclosed. If you received your annual meeting materials via email, the email contained voting instructions and links to the proxy statement and annual report on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

Our shareholders are cordially invited to attend our annual meeting in person.

By Order of the Board of Directors,

October 18, 2013	/s/ Anthony DiPaolo
Anthony DiPaolo, Chief Financial Officer and Secretary

YOUR VOTE IS IMPORTANT

We urge you to vote your shares as promptly as possible by following the voting instructions in the Notice of Internet Availability of Proxy Materials.

If you have shares registered in your own name, you may vote your shares in a number of ways:

•	electronically via the Internet at www.proxyvote.com,

•	by telephone, if you are in the U.S. and Canada, by calling 1-800-690-6903, or

•	by mailing us an executed proxy card.

If you hold our shares with a broker, you may also be eligible to vote via the Internet or by telephone if your broker or bank participates in the proxy voting program provided by Broadridge Investor Communication Services.

Real Goods Solar, Inc.

833 W. South Boulder Road

Louisville, Colorado 80027

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON WEDNESDAY, DECEMBER 4, 2013

We are furnishing this proxy statement and the accompanying proxy card to our shareholders in connection with the solicitation of proxies by and on behalf of our board of directors for use at our 2013 annual meeting of shareholders to be held on Wednesday, December 4, 2013, starting at 10:00 a.m. at the Flatiron Meeting Room, Residence Inn by Marriott, 845 Coal Creek Circle, Louisville, Colorado 80027, and at any adjournment(s) or postponement(s) thereof. This proxy statement, the accompanying proxy card and the Notice of Internet Availability of Proxy Materials are first being mailed or given to our shareholders on or about October 25, 2013. The address of our principal executive offices is 833 W. South Boulder Road, Louisville, Colorado 80027.

PURPOSE OF ANNUAL MEETING

At the annual meeting, our shareholders will be asked: (i) to elect eight directors of Real Goods Solar, Inc., a Colorado corporation (“we”, “us”, “our”, or “Real Goods Solar”), to serve until the next annual meeting of shareholders or until their successors are duly elected and qualified, (ii) to approve, on an advisory basis, named executive officer compensation, (iii) to consider an advisory vote on the frequency of future votes to approve named executive officer compensation, and (iv) to transact such other business as may properly be brought before the annual meeting. Our board of directors recommends a vote “FOR” the election of the nominees for directors of our company listed below, “FOR” advisory approval of the resolution set forth in Proposal 2, and “FOR” the holding of future advisory votes to approve named executive officer compensation every three years.

RECENT DEVELOPMENTS

On August 8, 2013, we entered into an Agreement and Plan of Merger (the “Merger Agreement”) with our wholly-owned subsidiary Real Goods Mercury, Inc., a Delaware corporation (“Merger Sub”), and Mercury Energy, Inc., a Delaware corporation (“Mercury”). Pursuant to the terms of the Merger Agreement and subject to the satisfaction of closing conditions described below, Merger Sub will be merged with and into Mercury (the “Merger”), with Mercury continuing as the surviving corporation and becoming our wholly-owned subsidiary. Subject to the satisfaction of the terms and conditions contained in the Merger Agreement, we anticipate that the Merger will close in the fourth quarter of 2013. Because the Merger is expected to close after the record date for the annual meeting, October 17, 2013, the consummation of the Merger will not affect the shareholder votes contemplated by this proxy statement nor will it affect the beneficial ownership information contained herein. Additionally none of the proposals contained in this proxy statement relate to the Merger.

In connection with the Merger, we filed a Registration Statement on Form S-4 (the “S-4”) on September 9, 2013, which includes a proxy statement for a special meeting of our shareholders, to be held at a date yet to be determined, at which our shareholders will consider certain proposals related to the Merger and an amendment of our 2008 Long-Term Incentive Plan (the “Incentive Plan”). The S-4 may become effective before or after the annual meeting and the special meeting of shareholders contemplated by the S-4 may occur before or after the annual meeting.

QUORUM AND VOTING RIGHTS

The presence, in person or by proxy, of the holders of a majority of the outstanding votes eligible to be cast by our Class A Common Stock and Class B Common Stock is necessary to constitute a quorum at the annual meeting. Only shareholders of record at the close of business on the record date, Thursday, October 17, 2013, will be entitled to notice of, and to vote at, the annual meeting. As of October 17, 2013, there were 30,299,557 shares of our Class A Common Stock, par value $0.0001, and no shares of our Class B Common Stock, par value $0.0001, outstanding and entitled to vote. Holders of our Class A Common Stock as of the record date are entitled to one vote for each share held. The holders of our Class A Common Stock will vote together as a single class. Cumulative voting is not permitted for any purpose. Once a quorum is present, the affirmative vote of a majority of the votes cast on any subject matter shall be the act of the shareholders, other than with respect to the election of directors as described below.

Gaiam Inc. (“Gaiam”) and Riverside Renewable Energy Investment LLC (“Riverside”) hold approximately 9.9%% and 25.8%, respectively, of the currently outstanding shares of our Class A Common Stock. Pursuant to the terms of a Shareholders Agreement, Gaiam and Riverside each has the right to designate a certain number of individuals for appointment or nomination to our board of directors, tied to their respective ownership of our Class A Common Stock, and they have agreed to vote their securities in favor of the election to our board of directors of these designated individuals. Because of their voting rights and their ability to designate individuals for appointment or nomination to our board of directors, each of them will be able to exert influence over matters requiring approval by our shareholders at the annual meeting.

All shares of our common stock represented by properly executed proxies will, unless the proxies have previously been revoked, be voted in accordance with properly executed instructions indicated in the proxies. Abstentions and broker non-votes will have no effect on the result of the vote, although they will count towards the presence of a quorum. Any shareholder executing a proxy has the power to revoke the proxy at any time prior to its exercise. A proxy may be revoked prior to exercise by (a) filing with Real Goods Solar a written revocation of the proxy, (b) appearing at the annual meeting and voting in person, (c) voting by telephone or by using the Internet, either of which must be completed by 11:59 p.m. Eastern Time on December 3, 2013 (only your latest telephone or Internet proxy is counted), or (d) submitting to Real Goods Solar a duly executed proxy bearing a later date.

We are using the Securities and Exchange Commission’s “E-Proxy” rules and furnishing proxy materials to our shareholders primarily by the Internet. On October 25, 2013, we expect to commence mailing our shareholders (other than those who previously requested electronic or paper delivery of our proxy materials) a Notice of Internet Availability of Proxy Materials containing instructions on how to access our 2013 proxy statement and 2012 annual report. The Notice of Internet Availability of Proxy Materials also instructs you on how to access your proxy card to vote through the Internet or by telephone, and provides instruction on how you can request a paper copy of these documents if you desire. If you received your annual meeting materials by mail, the proxy statement and proxy card from our board of directors and our annual report were enclosed. If you received your annual meeting materials via email, the email contained voting instructions and links to the proxy statement and annual report on the Internet, which are both available at www.proxyvote.com. This process is designed to expedite our shareholders’ receipt of proxy materials, lower the cost of our annual meeting, and help conserve natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability of Proxy Materials. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise. Our annual report is not to be considered as a part of this proxy statement or as having been incorporated by reference into this proxy statement.

This proxy statement, the proxy card and voting instructions are being made available to shareholders at www.proxyvote.com. You may also request a printed copy of this proxy statement and the proxy card or our annual report by any of the following methods: (a) telephone at 1-800-579-1639; (b) Internet at www.proxyvote.com; or (c) e-mail at sendmaterial@proxyvote.com.

We will bear the cost of preparing, printing, assembling and mailing this proxy statement and other material furnished to shareholders in connection with the solicitation of proxies. In addition, our officers, directors and employees may solicit proxies by written communication or telephone. These persons will receive no special compensation for any solicitation activities.

UNLESS THE SHAREHOLDER GRANTING THE PROXY SPECIFIES A DIFFERENT VOTE, IT IS THE INTENTION OF THE AGENTS DESIGNATED IN THE ENCLOSED PROXY CARD TO VOTE “FOR” THE ELECTION OF ALL EIGHT NOMINEES FOR DIRECTOR IDENTIFIED BELOW, “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH IN PROPOSAL 2, AND “FOR” THE HOLDING OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION EVERY THREE YEARS. IF ANY NOMINEES FOR DIRECTOR BECOMES UNAVAILABLE TO SERVE FOR ANY REASON, THE PROXY WILL BE VOTED FOR A SUBSTITUTE NOMINEE OR NOMINEES TO BE SELECTED BY OUR BOARD, UNLESS THE SHAREHOLDER WITHHOLDS AUTHORITY TO VOTE FOR THE ELECTION OF DIRECTORS. GAIAM AND RIVERSIDE, WHO HOLD A SUBSTANTIAL NUMBER OF SHARES OF OUR CLASS A COMMON STOCK, HAVE INFORMED REAL GOODS SOLAR THAT THEY INTEND TO VOTE THEIR SHARES IN FAVOR OF THE DIRECTOR NOMINEES SET FORTH IN THIS PROXY STATEMENT, “FOR” ADVISORY APPROVAL OF THE RESOLUTION SET FORTH IN PROPOSAL 2, AND “FOR” THE HOLDING OF FUTURE ADVISORY VOTES TO APPROVE NAMED EXECUTIVE OFFICER COMPENSATION EVERY THREE YEARS.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees for Election as Directors

Our board of directors proposes that Kamyar (Kam) Mofid, John Schaeffer, Pavel Bouska, David L. Belluck, Steven B. Kaufman, Robert L. Scott, Ian Bowles and Richard D. White be elected as directors of our company, to hold office until the next annual meeting of shareholders or until their successors are duly elected and qualified. Unless contrary instructions are given, the proxies will be voted “FOR” these nominees. Each nominee has agreed to serve if elected, and management has no reason to believe that any of the nominees will be unavailable for service. If for any unforeseen reason any nominee should decline or be unable to serve, the proxies will be voted to fill any vacancy so arising in accordance with the discretionary authority of the persons named in the proxy, unless contrary instructions are given.

Our business encompasses product sourcing, installation of solar products, marketing, and research functions in a context characterized by rapidly evolving technologies, changing incentives, exposure to business cycles, and significant competition. Our board of directors is responsible for reviewing and assessing the appropriate skills, experience, and background sought of board members in the context of our business and the then-current membership on our board of directors. This assessment of board skills, experience, and background includes numerous diverse factors, such as independence; understanding of and experience in solar energy businesses, technology, finance, and marketing; international experience; age; and gender and ethnic diversity. The priorities and emphasis of our board of directors with regard to these factors change from time to time to take into account changes in our business and other trends, as well as the portfolio of skills and experience of current and prospective board members. Our board of directors reviews and assesses the continued relevance of and emphasis on these factors as part of our board of directors’ annual self-assessment process and in connection with candidate searches.

We do not expect or intend that each director will have the same background, skills, and experience; we expect that board members will have a diverse portfolio of backgrounds, skills, and experiences. One goal of this diversity is to assist the board of directors as a whole in its oversight and advice concerning our business and operations. The directors’ biographies note each director’s relevant experience, qualifications, and skills that led to the conclusion that such individual should serve as a director of our company.

•	Senior Leadership Experience. Directors who have served in senior leadership positions are important to us, as they bring experience and perspective in analyzing, shaping, and overseeing the execution of important operational and policy issues at a senior level. These directors’ insights and guidance, and their ability to assess and respond to situations encountered in serving on our board of directors, may be enhanced if their leadership experience has been developed at businesses or organizations that faced significant competition and/or involved technology or other rapidly evolving business models.

•	Business Development Experience. Directors who have a background in business development and in acquisitions can provide insight into developing and implementing strategies for growing our business through combination with other organizations. Useful experience in this area includes consideration of “build versus buy,” analysis of the “fit” of a proposed acquisition with a company’s strategy, the valuation of transactions, and management’s plans for integration with existing operations.

•	Financial Expertise. Knowledge of financial markets, financing and funding operations, and accounting and financial reporting processes is important because it assists our directors in understanding, advising, and overseeing our capital structure, financing and investing activities, financial reporting, and internal control of such activities.

•	Industry and Technical Expertise. Because we are actively involved in the solar energy market, education or experience in relevant technology is useful in understanding our research and development efforts, competing companies, various solar products and installation techniques, and the market segments in which we compete.

•	Brand Marketing Expertise. Directors who have brand marketing experience can provide expertise and guidance as we seek to maintain and expand brand and product awareness and a positive reputation.

The names of our director nominees, their ages, and, for our current directors standing for reelection, the years in which they began serving as directors and their positions, are set forth below. Except for Ian Bowles and Richard D. White, each of the nominees is currently serving as a director of our company.

KAMYAR (KAM) MOFID—age 45—Director and Chief Executive Officer.

Mr. Mofid has served as a director since July 2012. Mr. Mofid brings a wealth of knowledge and experience in the solar industry to our company. Most recently Mr. Mofid was General Manager of Global Residential and Light Commercial Systems at SunEdison, a global provider of solar energy solutions. Prior to this role, from March 2010 to July 2011 he was President of Mainstream Energy, a downstream solar energy company and the parent company of REC Solar and AEE Solar. Prior to his entry into the solar sector, Mr. Mofid served as President of Teleflex Power Systems, a business unit of Teleflex, Inc. focused on environmentally friendly products and technologies, starting in July 2005. In the earlier part of his career, Mr. Mofid held engineering and operations management positions at United Technologies and General Motors. Mr. Mofid holds a Master of Science degree from Georgia Institute of Technology’s School of Industrial & Systems Engineering, a Master of Science degree in Manufacturing Management from Kettering University and a Bachelor of Science degree in Electrical Engineering from the University of Waterloo, in Waterloo, Ontario, Canada.

As our Chief Executive Officer, our board of directors believes that Mr. Mofid brings to the board of directors significant senior leadership, management, operational, financial, and brand management experience.

JOHN SCHAEFFER—age 63—Director and General Manager, Retail & Distribution.

Mr. Schaeffer has served as a director since 2008. In 1978, Mr. Schaeffer founded Real Goods Trading Corporation, which was acquired by Gaiam in 2001. Between 1986 and 2008, Mr. Schaeffer served as either the President or Chief Executive Officer of Real Goods Trading Corporation, and served as our Chief Executive Officer from January to November 2008. Mr. Schaeffer has been continually involved in Real Goods Solar selling solar and renewable energy products for more than 35 years. In 1995, Mr. Schaeffer helped create the Solar Living Center in Hopland, California. Mr. Schaeffer has been honored with numerous awards for his environmental business practices and his entrepreneurial successes.

As the founder of Real Goods Trading Corporation and based on his extensive experience in the solar and renewable energy industries, our board of directors believes that Mr. Schaeffer brings to the board of directors significant senior leadership, management, operational, brand marketing and industry experience.

PAVEL BOUSKA—age 59—Director.

Mr. Bouska has served as a director since September 2012. Mr. Bouska has been an independent business consultant and President of WIT, LLC, a business development and technology integration company, since 2006. From 2003 to 2006, he was the Chief Executive Officer and served as a director of ionSKY Inc., a wireless Internet service provider. Between 1999 and 2003, Mr. Bouska served as Executive Vice President and Chief Information Officer of Gaiam, as Chief Executive Officer of Gaiam Energy Tech, Inc., the renewable energy division of Gaiam that later became Real Goods Solar, and as a director of Gaiam.com, Inc., an e-commerce subsidiary of Gaiam. In addition, Mr. Bouska served as a director of Gaiam between 1991 and 1999. From 1988 to 1999, he served as Chief Information Officer and Vice President, Information Technology of Corporate Express, Inc., a corporate supplier, as it grew from $2.0 million of gross revenues to a Fortune 500 company. From 1985 to 1988 Mr. Bouska worked as project leader at sd&m, a software company in Munich, Germany. He has experience with organization management and technology deployment in rapidly growing and changing environments, business unit integrations, and mergers and acquisitions. From 2002 to 2012, Mr. Bouska has also served as President and chairman of the Board of Sunshine Fire Protection District in Boulder, Colorado.

Our board of directors believes that Mr. Bouska brings to the board of directors significant senior leadership, strategic focus, business development, and renewable energy experience.

DAVID L. BELLUCK—age 51—Director.

Mr. Belluck has served as a director since June 2011. Since 1998, Mr. Belluck has been a General Partner of Riverside Partners, LLC, a Boston-based, private equity investment firm. Mr. Belluck controls Riverside Partners III, LLC, which is the general partner of Riverside Partners III, LP, which is the general partner of Riverside Fund III, LP. Riverside is a wholly-owned subsidiary of Riverside Fund III, LP. and holds approximately 25.8% of the currently outstanding shares of our Class A Common Stock.

Our board of directors believes that Mr. Belluck brings to the board of directors significant strategic focus, business development and financial experience from his past business experience with Riverside Partners.

STEVEN B. KAUFMAN—age 47—Director.

Mr. Kaufman has served as a director since June 2011. Mr. Kaufman currently serves as the Principal of Quasar Holdings LLC, making direct private equity and angel investments in growing businesses. He served as the Chief Executive Officer of Alteris, the largest design-build renewable energy company in the Northeast, from September 2008 until our December 2011 acquisition of Alteris. Mr. Kaufman was an Operating Partner with Riverside Partners, LLC from 2005 to 2011. Mr. Kaufman has also served on the boards of directors of several smaller companies and helped them with their growth initiatives, including SIXNET, NDS Surgical Imaging,

Maxvision, Vocollect, Kovio, One Laptop per Child, Quantum Medical Imaging, and Applied Precision. Mr. Kaufman previously was President and Chief Executive Officer of Avici Systems, a public telecommunications equipment company. Earlier, Mr. Kaufman worked at Lucent Technologies, a telecommunication technology company subsequently acquired by Alcatel SA, as President of their Multiservice Core Networks Division and as Vice President and General Manager of Lucent’s core switching business. Previously he was a Marketing Manager for Intel Corporation on the Pentium processor.

Our board of directors believes that Mr. Kaufman brings to the board of directors significant senior leadership, business development, industry, technical and brand marketing experience from his past business experience in the renewable energy, private equity and telecommunications industries.

ROBERT L. SCOTT—age 66—Director.

Mr. Scott has served as a director since June 2012. Mr. Scott has advised and assisted a number of companies since retiring from Arthur Andersen, LLP as partner. From May to November 2009, he served as the interim Chief Financial Officer of Square Two Financial (formerly, Collect America), a private consumer debt company, assisting them with financial administration and transition to a permanent Chief Financial Officer. From 2004 to 2008, Mr. Scott assisted Colorado Mountain Development, engaged in retail land sales primarily in Texas, to improve financial reporting and accounting systems and help transition toward the sale and relocation of the business. During 2003 and 2004, Mr. Scott served as a consultant to KRG Capital Partners, LLC, a Denver-based private equity firm, assisting them with due diligence investigations of certain target companies. Mr. Scott joined Arthur Andersen, LLP, a public accounting firm, in 1970 and was admitted as partner in 1981, continuing through his retirement in 2002. Within Arthur Andersen’s Audit & Business Advisory Group, Mr. Scott served clients in numerous life cycle stages and industries including construction, venture capital, energy exploration and development, manufacturing, cable and satellite television, software development, real estate and manufacturing.

Our board of directors believes that Mr. Scott brings to the board of directors exceptional technical skills in accounting, internal controls, taxation, equity compensation, and public company matters.

IAN BOWLES —age 47 —Director Nominee.

Mr. Bowles is a nominee for director. He is Co-founder and Managing Director of WindSail Capital Group, a Boston-based investment firm providing growth capital to emerging clean energy companies, a position he has held since March 2011. Mr. Bowles is also Senior Director of Albright Stonebridge Group, a global strategy firm based in Washington, DC, a position he has held since February 2011. From January 2007 to January 2011, Bowles served as Secretary of Energy and Environmental Affairs of Massachusetts, during which time he oversaw all aspects of energy and environmental regulation and policy in Massachusetts. Earlier in his career, Mr. Bowles served on the White House staff for President Bill Clinton, holding the posts of Senior Director of Global Environmental Affairs at the National Security Council and Associate Director of the White House Council on Environmental Quality. He is a director of First Wind, an independent North American renewable energy company focused on the development, financing, construction, ownership and operation of utility-scale power projects in the United States.

RICHARD D. WHITE —age 59—Director Nominee.

Mr. White is a nominee for director who is being nominated as a condition to the closing of the Merger. He has served as a director and the Chairman of Mercury’s board of directors since August 1, 2008 and is one of the directors designated by the Mercury preferred stockholders. Mr. White has been a Managing Director and head of the Private Equity and Special Investment Department of Oppenheimer & Co. Inc., a full service investment bank and broker-dealer, since June 2004. From 2002 to June 2004, he served as President of Aeolus Capital

Group LLC, an investment management firm. From 1985 until 2002, he was a Managing Director at CIBC Capital Partners, an affiliate of CIBC World Markets, and its predecessor firm, Oppenheimer & Co., Inc. During that time, Mr. White worked in both the Investment Banking and Private Equity Investing departments. He is currently a member of the board of directors of Escalade, Inc. (a sporting goods, information security and print finishing products company) and G-III Apparel Group Ltd. (an apparel designer and manufacturer) and was a member of the board of directors of Lakes Entertainment, Inc. (developer, manufacturer and financier of gaming businesses and related properties) from December 2006 to June 2013. He also serves on the board of directors of the Charles Stark Draper Laboratory, Inc., an independent not-for-profit research laboratory that serves the national interest in applied research, engineering development, technology transfer and advanced technical education, and is a member of the board of Energy and Environmental Systems of the National Academy of Sciences and National Academy of Engineering. Mr. White received an MBA from the Wharton School at the University of Pennsylvania and a BA from Tufts University. Mr. White is a Certified Public Accountant and has been a high level participant in the investment banking, private equity and finance area for his entire business career.

Our board of directors believes that Mr. White will bring to the board of directors significant strategic focus, business development and financial experience from his past business experience as a private equity investor, an investment banker and a public company director. His understanding of strategic planning, acquisitions and the capital markets, as well as the solar industry, is expected to enable him to make significant contributions to our board of directors.

Each director serves for a one-year term. Pursuant to the terms of the Shareholders Agreement entered into as of December 19, 2011, Gaiam and Riverside each has the right to designate a certain number of individuals for appointment or nomination to our board of directors, tied to their respective ownership of our Class A Common Stock, and they have agreed to vote their securities in favor of the election to our board of directors of these designated individuals. Currently, Mr. Bouska serves on our board of directors as Gaiam’s designee and Messrs. Belluck and Kaufman serve on our board of directors as Riverside’s designees. Gaiam has designated Mr. Bouska and Riverside has designated Messrs. Belluck and Kaufman for election to our board of directors at our 2013 annual meeting of shareholders. Mr. White is nominated to our board of directors pursuant to the terms of the Merger Agreement.

On March 27, 2013, Barbara Mowry, a current director, notified us that she does not intend to run for reelection as a member of our board of directors at the 2013 annual meeting of shareholders, and that she would retire as a director effective upon the conclusion of the 2013 annual meeting. There were no disagreements between Ms. Mowry and us relative to her decision to not run for reelection.

Vote Required

Directors will be elected by a plurality of the votes cast. “Plurality” means that the nominees receiving the largest number of votes cast are elected as directors up to the maximum number of directors who are nominated to be elected at the meeting. If no instructions are indicated on a proxy card, the shares will be voted “FOR” the election of these nominees for director. Because director nominees must receive a plurality of the votes cast at the annual meeting, a vote withheld from a particular nominee or from all nominees or abstentions will not affect the election of that nominee.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

THE ELECTION OF THESE NOMINEES

PROPOSAL 2

ADVISORY APPROVAL OF NAMED EXECUTIVE OFFICER COMPENSATION

As required by Section 14A of the Securities Exchange Act, we are seeking advisory shareholder approval of the compensation of our named executive officers as disclosed in the section of this proxy statement titled “Executive Compensation.” Shareholders are being asked to vote on the following advisory resolution:

Resolved, that the compensation paid to Real Goods Solar’s named executive officers, as disclosed pursuant to the compensation disclosure rules of the Securities and Exchange Commission (which disclosure shall include the compensation tables and any related material in the Real Goods Solar, Inc.’s Proxy Statement for the 2013 Annual Meeting of Shareholders) is hereby APPROVED.

The compensation of our executive officers is based on a design that ties a substantial percentage of an executive’s compensation to the attainment of financial and other performance measures that, our board of directors believes, promotes the creation of long-term shareholder value and positions us for long-term success. The mix of fixed and performance based compensation, the terms of the incentive bonus program and the terms of the Incentive Plan are all designed to enable our company to attract and maintain top talent while, at the same time, creating a close relationship between performance and compensation. The compensation committee and our board of directors believe that the design of the program, and hence the compensation awarded to named executive officers under the current program, fulfills this objective.

Shareholders are urged to read the “Executive Compensation” section of this proxy statement, which sets forth the compensation we paid our named executive officers during 2012.

Although the vote is non-binding, the board of directors and the compensation committee will review the voting results in connection with their ongoing evaluation of Real Goods Solar’s compensation program.

Vote Required

Approval of this Proposal 2 requires the affirmative vote of a majority of the votes cast “FOR” or “AGAINST” the proposal. For purposes of determining the number of votes cast on the matter, only those cast “FOR” or “AGAINST” are included, while abstentions and broker non-votes are not included.

OUR BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR”

ADVISORY APPROVAL OF THE RESOLUTION SET FORTH ABOVE

PROPOSAL 3

ADVISORY VOTE ON THE FREQUENCY OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE

OFFICER COMPENSATION

Pursuant to Section 14A of the Exchange Act, we are asking shareholders to vote on whether future advisory votes on named executive officer compensation of the nature reflected in Proposal 2 above should occur every year, every two years or every three years.

The optimal frequency of vote necessarily turns on a judgment about the relative benefits and burdens of each of the options. There have been diverging views expressed on this question and the board of directors believes there is a reasonable basis for each of the options.

Some have argued for less frequency. They point out that a less frequent vote would allow shareholders to focus on overall design issues rather than details of individual decisions, would align with the goal of compensation programs, such as ours, which are designed to reward performance that promotes long-term shareholder value and would avoid the burden that annual votes would impose on shareholders required to evaluate the compensation programs of a large number of companies each year.

Others believe that an annual vote is needed to give shareholders the opportunity to react promptly to emerging trends in compensation, provide feedback before those trends become pronounced over time, and give the board of directors and the compensation committee the opportunity to evaluate individual compensation decisions each year in light of the ongoing feedback from shareholders.

Our executive compensation programs are designed to promote a long-term connection between pay and performance. Accordingly, after careful consideration, the board of directors has determined that holding an advisory vote on executive compensation every three years is the most appropriate policy for Real Goods Solar at this time and recommends that shareholders vote for future advisory votes on named executive officer compensation to occur every three years.

This advisory vote on the frequency of future advisory votes on named executive officer compensation is non-binding on the board of directors. Shareholders will be able to specify one of four choices for this Proposal 3 on the proxy card: one year, two years, three years or abstain. Shareholders are not voting to approve or disapprove the board of director’s recommendation. Although non-binding, the board of directors and the compensation committee will carefully review the voting results in their entirety. Notwithstanding the board of director’s recommendation and the outcome of the advisory shareholder vote on this Proposal 3, the board of directors may in the future decide to conduct advisory votes on executive compensation on a more frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

Vote Required

The frequency— every year, every two years or every three years —of the advisory vote on named executive officer compensation receiving the largest number of votes will be the frequency that shareholders recommend. For purposes of determining the vote regarding this Proposal 3, abstentions and broker non-votes will have no impact on the vote.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE HOLDING OF FUTURE ADVISORY VOTES ON NAMED EXECUTIVE OFFICER COMPENSATION EVERY THREE YEARS

DIRECTOR INDEPENDENCE, COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

Director Independence

Our board of directors currently consists of seven members and meets regularly during the year. Our board of directors has determined that each of Messrs. Bouska, Belluck, Kaufman, Scott and Ms. Mowry are independent as defined by the listing standards of the Nasdaq Stock Market. Our board of directors has also determined that Mr. Bowles and Mr. White are independent as defined by the listing standards of the Nasdaq Stock Market. Membership on our audit committee and compensation committee is limited to independent directors.

Board Meetings and Board Committees

Our board of directors generally holds four regularly scheduled meetings during the year. During 2012, our board held four in-person meetings and six telephonic meetings. Each of our current directors attended 100% of the aggregated number of meetings of our board and of the committees of our board on which such director served during 2012, except for James Argyropoulos, who attended less than 75% of such meetings (both in-person and telephonic).

Our policy on attendance by directors at the annual meeting encourages our directors to attend the annual meeting unless they have a scheduling conflict. All of our directors standing for re-lection at our 2012 annual meeting of shareholders (six directors) attended the meeting.

Our board of directors has standing audit and compensation committees, for which we have adopted written charters. These charters, which can be found in the Investor Relations section of our website at: realgoodssolar.com/about-us/investor-relations/, along with our code of ethics adopted by our board of directors, provide the framework for governance of our company. We also have a standing executive committee, which operates under authority provided in our bylaws and without a charter.

Audit Committee. Our board of directors has a separately-designated standing audit committee. Our audit committee currently consists of Pavel Bouska, Barbara Mowry and Robert Scott and each member of the audit committee is independent within the meaning of rules of the Nasdaq Stock Market. Mr. Scott serves as chairperson of the audit committee and is an “audit committee financial expert,” as defined in Item 407(d)(5)(ii) of Regulation S-K. Our audit committee is responsible for the appointment, compensation and oversight of our auditor and for approval of any non-audit services provided by the auditor. Our audit committee also oversees (a) management’s maintenance of the reliability and integrity of our accounting policies and financial reporting and disclosure practices; (b) management’s establishment and maintenance of processes to assure that an adequate system of internal control over financial reporting is functioning; and (c) management’s establishment and maintenance of processes to assure our compliance with all laws, regulations and company policies relating to financial reporting.

Compensation Committee. Our compensation committee currently consists of David Belluck, Barbara Mowry and Robert Scott. Ms. Mowry serves as chairperson of our compensation committee. Our compensation committee establishes compensation amounts and policies applicable to our executive officers, establishes salaries, bonuses and other compensation plans and matters for our executive officers and administers our stock option plans and employee stock purchase plan. Our compensation committee may, if it chooses, delegate any of its responsibilities to subcommittees. Our compensation committee held one in-person and four telephonic meetings during 2012.

The principal objectives that guide the compensation committee in assessing our executive and other compensation programs include the proper allocation among current cash compensation, short-term bonus compensation and long-term compensation. Other considerations include our business objectives, our fiduciary and corporate responsibilities (including internal considerations of fairness and affordability), competitive practices and trends and regulatory requirements. In determining the particular elements of compensation that are used to implement our overall compensation objectives, the compensation committee takes into consideration a number of factors related to our performance, such as our earnings per share, profitability, revenue growth and the specific operational and financial performance of certain groups, as well as the competitive environment for our business. Stock price performance is not a factor in determining annual compensation because the market price of our Class A Common Stock is subject to a variety of factors outside of our control. The compensation committee may, when appropriate as determined on an annual basis, identify individual performance goals for executive and other officers, which goals may play a significant role in determining such officers’ incentive compensation for that year and which are taken into consideration in setting base salary for the next year. The compensation committee may meet with certain of our executive officers to obtain recommendations with respect to our compensation programs, practices and packages for executives, other employees and directors. The compensation committee may ask management for its recommendations regarding the base salary, bonus targets and equity compensation for the executive team and other employees. The compensation committee considers, but is not be bound by and may not always accept, management’s recommendations with respect to executive compensation. The compensation committee may also seek input from one or more independent compensation consultants prior to making determinations on material aspects of our compensation programs, practices and packages.

Executive Committee. Our executive committee consists of David Belluck and one vacancy. Mr. Belluck serves as the chairperson of our executive committee. Our executive committee may exercise, during intervals between meetings of the board of directors, all the powers and authority of the board, except as otherwise provided in our bylaws or by Colorado law.

Director Nominations. We are subject to Nasdaq Stock Market rules with respect to independent director oversight over director nominations. Further, as disclosed elsewhere in this proxy statement, pursuant to the terms of a Shareholders Agreement, Gaiam and Riverside each has the right to designate a certain number of individuals for appointment or nomination to our board of directors, tied to their respective ownership of our Class A Common Stock, and they have agreed to vote their securities in favor of the election to our board of directors of these designated individuals. As a result, our board of directors has made our executive committee responsible for recommending director nominee candidates to our full board with the independent directors of our board selecting from those candidates the director nominees to be nominated to our shareholders for election. Our bylaws set forth certain procedures that are required to be followed by shareholders in nominating persons for election to our board of director. Generally, written notice of a proposed nomination must be received by our corporate secretary not later than the 45th day nor earlier than the 70th day prior to the anniversary of the mailing of the preceding year’s proxy materials. As described above, our executive committee and board of directors consider a variety of factors when selecting candidates for election to the board of directors. Our executive committee and board of directors will consider qualified director candidates recommended by our shareholders. Other than as described above, our board of directors has not adopted a formal policy regarding the consideration of director candidates recommended by shareholders; however, our board would not evaluate shareholder nominees differently from management or board nominees.

Executive Sessions of the Board and Leadership Structure

Our board of directors’ independent directors meet periodically in executive session. Executive sessions are generally held in connection with regularly scheduled board meetings.

David Belluck is the Chairman of our board of directors and is not currently an employee of our company. Kamyar (Kam) Mofid serves as a director and as our Chief Executive Officer. As our most senior executive officer, Mr. Mofid has primary, general and active control over our affairs and business and general supervision of our officers, agents and employees. We also maintain an audit committee and compensation committee, each currently consisting of three independent directors. The technology and regulatory landscape involved in our business are constantly evolving and Mr. Mofid brings extensive knowledge in these areas to the board of directors, allowing him to effectively focus board decision-making on those items most important to our overall success. Our board of directors believes that having our most senior executive officer on our board of directors helps promote our overall strategic development and facilitates the efficient flow of information between management and our board of directors. Our board of directors also believes that this leadership structure optimizes Mr. Belluck’s and Mr. Mofid’s contributions to the board’s efforts.

The board works closely with Mr. Mofid in its regular assessment of the risks that could confront our business, whether due to competitive issues, government incentives, the economy or otherwise. It is management’s responsibility to manage risk and bring to our board of directors’ attention the most material risks to us. Our board of directors has oversight responsibility of the processes established to report and monitor systems for material risks applicable to us and annually reviews our enterprise risk management. Our audit committee regularly reviews treasury risks (insurance, credit and debt), financial and accounting risks, legal and compliance risks, information technology security risks and risks related to internal control over financial reporting. Our compensation committee considers risks related to the attraction and retention of talent and risks relating to the design of compensation programs and incentive arrangements. Our compensation committee also reviews compensation and benefits plans affecting employees in addition to those applicable to executive officers. We have determined that it is not reasonably likely that risks arising from compensation and benefit plans would have a material adverse effect on us. In addition, the full board of directors considers risks to our reputation, reviews risks related to the sustainability of our operations, considers risks related to succession planning and oversees the appropriate allocation of responsibility for risk oversight among the committees of the board. The full board of directors also has oversight of enterprise risk management and considers strategic risks and opportunities on a regular basis.

DIRECTOR COMPENSATION

Directors who are not employees of our company or its affiliates are paid fees of $5,000 (an increase from $3,000 during the first part of 2012) for each board meeting attended, $2,000 (an increase from $1,000 during the first part of 2012) for each telephonic meeting attended, $2,000 (an increase from $500 during the first part of 2012) for each committee meeting attended and $1,000 (an increase from $500 during the first part of 2012) for each telephonic committee meeting attended. Members of each standing committee receive an annual fee of $5,000 and chairpersons of each standing committee receive an annual fee of $10,000. In June 2012, we paid each committee member a $13,250 cash bonus. Former directors Messrs. Rysavy and Jackson and our current directors Messrs. Belluck, Bouska and Kaufman were and are not compensated for their service on our board of directors pursuant to a verbal understanding among them. Further, our named executive officers who also are directors are not compensated separately for their service on our board of directors.

Director Compensation Table

The following table provides compensation information for the year ended December 31, 2012 for each director who served during 2012 and was compensated for his or her service other than as a named executive officer.

Name	Fees Earned or Paid in Cash	Stock Awards (1)	Total
Barbara Mowry	$61,500	$6,250	$67,750
Robert L. Scott	$20,000	$20,000	$40,000
Scott Lehman (3)	$14,500	$6,250	$20,750
James Argyropolous (3)	—	$2,000	$2,000

(1)	Amounts in the Stock Awards column represent the aggregate grant date fair value of the shares issued computed in accordance with FASB ASC Topic 718. Amounts in this column include fees earned during 2012, some of which were paid in 2013 for administrative reasons. Assumptions used in the calculation of the aggregated grant date fair value for these stock awards are included in footnote 13 to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.
(2)	Mr. Jackson resigned as a director on September 11, 2012.
(3)	Messrs. Lehman and Argyropolous did not stand for reelection at the 2012 annual shareholders’ meeting held on June 11, 2012.

EXECUTIVE OFFICERS

Our executive officers, their positions with our company and their respective ages are as follows:

Name	Age	Position
Kamyar (Kam) Mofid	45	Chief Executive Officer and Director
Anthony DiPaolo	54	Chief Financial Officer and Secretary
John Schaeffer	63	General Manager, Retail & Distribution and Director

Our executive officers are elected annually by our board of directors.

Biographical information about Messrs. Mofid and Schaeffer is included under the heading “Proposal 1-Election of Directors.”

ANTHONY DIPAOLO—age 54—Mr. DiPaolo has served as our Chief Financial Officer since February 2013. Mr. DiPaolo has over 20 years of experience as a senior finance and accounting professional. From February 2007 through June 2012, Mr. DiPaolo was employed by Incentra Solutions, a provider of information technology and storage management solutions to enterprises and managed services providers in North America and Europe. Incentra Solutions was publicly traded through April 2009 when it became a private company. Mr. DiPaolo was the Chief Financial Officer of Incentra Solutions through January 2010, when he was appointed President following Incentra Solutions’ divestiture of its value added resale business. Incentra Solutions changed its name to Presilient in June 2010. Mr. DiPaolo resigned from his position as President in August 2010 and remained an employee of Presilient through June 2012. From July 2012 to January 2013, he served as Chief Financial Officer and Chief Accounting Officer for Roomlinx, Inc., a publicly traded provider of media and entertainment services to the hospitality industry. Mr. DiPaolo has a Bachelor of Science degree in accounting from the University of Denver and is a licensed certified public accountant in Colorado.

BENEFICIAL OWNERSHIP OF SHARES

The following table sets forth information with respect to the beneficial ownership of our Class A Common Stock as of October 11, 2013 (except as noted) for (i) each person (or group of affiliated persons) who, insofar as we have been able to ascertain, beneficially owned more than 5% of the outstanding shares of our Class A Common Stock, (ii) each director and director nominee, (iii) each executive officer named in the Summary Compensation Table below, and (iv) all current directors and executive officers as a group. As of October 11, 2013, there were 30,299,557 shares of our Class A Common Stock and no shares of our Class B Common Stock outstanding.

Name and Address of Beneficial Owner		Amount and Nature of Beneficial Ownership(1)	Percent of Class
Riverside Renewable Energy Investments, LLC	(2)	7,830,647	25.8%
Gaiam, Inc.	(3)	3,000,000	9.9%
Nicholas C. Stiassni	(4)	1,552,800	5.1%
Winslow Management Company, LLC	(5)	1,502,520	5.0%
Kamyar (Kam) Mofid	(6)	78,000	*
John Schaeffer	(7)	322,000	1.1%
Pavel Bouska		—	—
David L. Belluck	(2)	7,830,647	25.8%
Steven B. Kaufman		74,999	*
Barbara Mowry		41,459	*
Robert L. Scott		32,784	*
Ian Bowles	(8)	700	*
Richard D. White	(9)	—	—
William S. Yearsley	(10)	—	—
Angy Chin	(11)	—	—
John Coletta	(12)	—	—
All directors and executive officers as a group (8 persons)	(13)	8,379,889	27.3%

*	Indicates less than one percent ownership.
(1)	This table is based upon information supplied by officers, directors and principal shareholders directly to Real Goods Solar or on Schedules 13D and 13G and Forms 3, 4 and 5 filed with the SEC. All beneficial ownership is direct and the beneficial owner has sole voting and investment power over the securities beneficially owned unless otherwise noted. Share amounts and percent of class include stock options exercisable and restricted stock vesting within 60 days after October 11, 2013.
(2)	According to a report on Schedule 13D filed with the SEC on January 12, 2012. David L. Belluck is the sole manager of Riverside, and as the sole manager, he may be deemed to beneficially own the securities. Mr. Belluck and Riverside share voting and investment power over these securities. The address for Riverside Renewable Energy Investments, LLC is c/o Riverside Renewable Energy Investments, LLC 699 Boylston Street, Boston, MA 02116.
(3)	According to a report on Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2012 and a Form 4 filed with the SEC on October 1, 2013. Jirka Rysavy serves as chairman of Gaiam and has direct beneficial ownership of 668,682 shares of the Class A common stock of Gaiam and 5,400,000 shares of the Class B Common Stock of Gaiam, together representing approximately 27% of Gaiam’s outstanding equity and in excess of 50% of Gaiam’s voting power. By virtue of his office and his stock ownership in Gaiam, Mr. Rysavy may be deemed to control Gaiam, and may also be deemed to have indirect beneficial ownership of the shares of our Class A Common Stock directly owned by Gaiam; however, Mr. Rysavy disclaims such beneficial ownership. The business address of Mr. Rysavy and Gaiam is 833 W. South Boulder Road, Louisville, Colorado 80027.

(4)	According to a report on Schedule 13G filed with the SEC on July 18, 2013. Consists of 1,000,000 shares of our Class A Common Stock held by Stiassni Capital Partners, LP, 437,500 shares of our Class A Common Stock issuable upon exercise of warrants exercisable within 60 days after October 11, 2013 held by Stiassni Capital Partners, LP, 77,500 shares of our Class A Common Stock held by Mr. Stiassni’s spouse, and 37,800 shares of our Class A Common Stock held by Mr. Stiassni as custodian for relatives. The general partner of Stiassni Capital Partners, LP is Stiassni Capital, LLC. Mr. Stiassni is the managing member of Stiassni Capital, LLC. Stiassni Capital Partners, LP, Stiassni Capital, LLC and Mr. Stiassni share voting and investment power over the securities held by Stiassni Capital Partners, LP. Mr. Stiassni and his spouse share voting and investment power over the securities held by Mr. Stiassni’s spouse. Mr. Stiassni has sole voting and investment power over the securities he holds as custodian for relatives. The address for Stiassni Capital Partners, L.P. is 3400 Palos Verdes Drive West, Rancho Palos Verdes, California 90275.
(5)	According to a report on Schedule 13G filed with the SEC on February 17, 2009. According to the filing, Winslow Management Company, LLC, is an investment adviser. The address for Winslow Management Company, LLC is 99 High Street, 12th Floor, Boston, MA 02110.
(6)	Consist of 50,000 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable, and 28,000 shares of our Class A Common Stock issuable upon exercise of stock options exercisable within 60 days after October 11, 2013.
(7)	Consists of 10,000 shares of our Class A Common Stock, 309,600 shares of our Class A Common Stock issuable upon exercise of stock options that are currently exercisable, and 2,400 shares of our Class A Common Stock issuable upon exercise of stock options exercisable within 60 days after October 11, 2013.
(8)	Director nominee.
(9)	Director nominee. Mr. White does not currently beneficially own any shares of our Class A Common Stock. After the Merger, it is expected that Mr. White will beneficially own approximately 45,714 shares of our Class A Common Stock representing less than 1% of the shares of our outstanding Class A Common Stock. His post-Merger ownership information is based on there being 30,299,557 shares of our Class A Common Stock immediately before consummation of the Merger, assumes that we will issue an aggregate of 7,900,000 shares of our Class A Common Stock in the Merger, which assumes that the Average Closing Price (as such term is defined in the Merger Agreement) applicable in the Merger will be between $2.56 and $3.00 and that no adjustment to the merger consideration will be made for fluctuations in Mercury’s working capital, and assumes that 780,000 shares of our Class A Common Stock out of the merger consideration is paid to three members of Mercury’s management team under retention bonus agreements Mercury has entered into with them.
(10)	Mr. Yearsley served as a director and Real Goods Solar’s Chief Executive Officer between June 2011 and July 2012.
(11)	Ms. Chin provided services to Real Goods Solar as an independent consultant between August 28, 2012 and March 29, 2013. Ms. Chin served as Real Goods Solar’s interim chief financial officer from August 31, 2012 to February 4, 2013.
(12)	Mr. Coletta served as Real Goods Solar’s Chief Financial Officer from March 19, 2012 to August 31, 2012.
(13)	Includes all current directors and officers. Accordingly, Messrs. Yearsley and Coletta and Ms. Chin are excluded, and Anthony DiPaolo, our chief financial officer, is included.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table includes information concerning compensation for each of the last two completed fiscal years for our principal executive officer, and the other named executive officers of our company. We did not pay any compensation to Mr. Rysavy during the time he served as our executive chairman and did not reimburse Gaiam for any portion of the compensation that Gaiam paid to Mr. Rysavy during that same time. According to Gaiam’s amendment No. 2 to Form 10-K for the fiscal year ended December 31, 2012, during 2012 Gaiam paid Mr. Rysavy a total of $60,000.

Name and Principal Position	Year	Salary (1)	Bonus (1)		Option Awards (2)	Other	Total
Kamyar (Kam) Mofid (3)	2012	$115,558		$120,000	$466,829	$77,254	$779,641
Chief Executive Officer and Director
John Schaeffer	2012	$175,000		$2,000	$—	$250	$177,250
Director and General Manager, Retail and Distribution	2011	$163,729		—	—	—	$163,729
Angy Chin (4)	2012	$110,000		$50,000	$—	$—	$160,000
Former Interim Chief Financial Officer
William S. Yearsley (5)	2012	$237,208	$		$—	$—	$237,208
Former Chief Executive Officer	2011	$162,740		$180,800	$1,021,336	$—	$1,364,876
John Coletta (6)	2012	$122,048		$28,253	$100,633	$—	$250,934
Former Chief Financial Officer

(1)	The Salary and Bonus columns represent amounts earned during those years and, because of the timing of payments, do not represent amounts paid during those years. The annual base salary rates for 2012 were $300,000 for Mr. Mofid and $175,000 for Mr. Schaeffer. Bonuses in 2011 and 2012 were granted at the discretion of our board of directors, except for Mr. Mofid’s bonus which was guaranteed for 2012.
(2)	The amounts in the Option Awards column reflect the aggregated grant date fair value of awards granted during 2012 and 2011, all of which were computed in accordance with FASB ASC Topic 718. Assumptions used in the calculation of the aggregated grant date fair value for these options are included in footnote 13 to our audited financial statements included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013. The terms of the options are described under the Outstanding Equity Awards at Fiscal Year-End Table below.
(3)	Mr. Mofid commenced service as our Chief Executive Officer and a director on July 30, 2012. The amount reported as “Other” consists of a cash relocation allowance of $50,000 and a related income tax gross up in the amount of $27,254.
(4)	Mr. Coletta served as our Chief Financial Officer from March 19, 2012 until his resignation on August 31, 2012. Ms. Chin replaced Mr. Coletta acting as our interim Chief Financial Officer from August 31, 2012 to February 4, 2013, at which time Mr. DiPaolo replaced Ms. Chin as our Chief Financial Officer. The amount reported as “Salary” for Ms. Chin consisted of consulting fees and the amount reported as “Bonus” consisted of cash payments upon reaching certain consulting milestones.
(5)	Dr. Yearsley resigned as our Chief Executive Officer and a director on July 30, 2012.

Outstanding Equity Awards at Fiscal Year-End

The following table includes certain information with respect to the value of unexercised options previously awarded to our executive officers named above in the Summary Compensation Table as of December 31, 2012.

	Option Awards
	Number of Securities Underlying Unexercised Options (#)			Option Exercise Price (1)	Option Expiration Date (1)
	Exercisable (1)	Unexercisable (1)
Kamyar (Kam) Mofid	—	200,000	(2)	$1.15	7/30/2019
	—	300,000	(3)	$1.15	7/30/2019
	—	200,000	(4)	$0.78	12/21/2019
John Schaeffer (4)	270,000	—		$2.92	7/30/2014
	27,600	32,400		$2.96	3/4/2017
Angy Chin	—	—		—	—
William Yearsley	—	—		—	—
John Coletta	—	—		—	—

(1)	The exercise price of the options is equal to the closing stock market price of our Class A Common Stock on the date of grant and the options expire seven years from the date of grant. For further information, see footnote 13 to our audited financial statements for the year ended December 31, 2012, included in our Annual Report on Form 10-K filed with the Securities and Exchange Commission on April 1, 2013.
(2)	The options vest over five years, 2% each month commencing on June 1, 2013.
(3)	The options vest over five years, 2% each month commencing on June 1, 2013. These options were issued outside of the Incentive Plan.
(4)	The options vest over five years, 2% each month commencing on November 1, 2013.
(4)	The 270,000 options granted to Mr. Schaeffer prior to our initial public offering vested 50% upon the completion of our initial public offering on May 7, 2008 and 2% each month thereafter. Mr. Schaeffer’s other options commenced vesting 2% per month over five years on February 1, 2011 due to the achievement of a company performance goal (attainment of a certain amount of pre-tax income for 2010). On November 17, 2009, 270,000 of Mr. Schaeffer’s options were repriced to $2.92 per share and exercisability was suspended for six months from the date of modification.

Generally Available Benefit Programs

We maintain a tax-qualified 401(k) Plan, which provides for broad-based employee participation. Our executive officers are eligible to participate in the 401(k) Plan on the same basis as other employees. We do not provide defined benefit pension plans or defined contribution retirement plans to our executives or other employees other than our 401(k) Plan described herein.

In fiscal 2012, our named executive officers were eligible to receive the same health care coverage that was generally available to our other employees. We also offered a number of other benefits to our named executive officers pursuant to benefit programs that have historically been provided through Gaiam, but are now provided by internally, and provide for broad-based employee participation. These benefits programs included medical, dental and vision insurance, long-term and short-term disability insurance, life and accidental death and dismemberment insurance, health and dependent care flexible spending accounts, business travel insurance, wellness programs (including chiropractic, massage therapy, acupuncture, and fitness classes), relocation/expatriate programs and services, educational assistance, and certain other benefits.

Our compensation committee believes that our 401(k) Plan and the other generally available benefit programs allow us to remain competitive for employee talent, and that the availability of the benefit programs generally enhances employee productivity and loyalty to us. The main objectives of our benefits programs are to give our employees access to quality healthcare, financial protection from unforeseen events, assistance in achieving retirement financial goals, and enhanced health and productivity, in full compliance with applicable legal requirements. Typically, these generally available benefits do not specifically factor into decisions regarding an individual executive officer’s total compensation or Incentive Plan award package.

Equity Compensation Plan Information

The following table summarizes equity compensation plan information for our Class A Common Stock as of December 31, 2012:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans
Equity compensation plans approved by security holders	1,525,320	$2.03	709,137
Equity compensation plans not approved by security holders(1)	300,000	1.15	—

Total	1,825,320	$1.88	709,137

(1)	Consists of a stand-alone grant made outside of the Incentive Plan with substantially identical terms as grants made under the Incentive Plan.

Stock Option Grant Timing Practices

During fiscal 2012, our compensation committee and our board consistently applied the following guidelines for stock option grant timing practices:

•	New Employees: stock option grants to new hires are effective on the first day of the new employee’s employment with us or upon approval by our compensation committee, and the exercise price for the options is set at the closing price of our Class A Common Stock on that date.

•	Existing Employees: stock option grants to existing employees are effective on the date that our compensation committee approves the grant, and the exercise price for the options is set at the closing price of our Class A Common Stock on that date.

Employment Agreements and Compensation of our Named Executive Officers

We have not entered into traditional employment agreements with any of our named executive officers. However, we and Mr. Mofid executed an employment letter setting forth certain compensatory and other terms upon his retention in July 2012. We amended and restated his employment letter in December 2012. Further, those named executive officers who have been granted stock options are subject to covenants concerning confidentiality, non-competition, non-solicitation of employees and customers and assignment of inventions contained in our standard form of stock option agreement executed upon grant.

We appointed Mr. Mofid as our Chief Executive Officer on July 30, 2012. Mr. Mofid’s annual base salary was $300,000 during 2012 and increased to $360,000 on January 1, 2013. Our board of directors may increase the base salary but not decrease it without his consent. Mr. Mofid is eligible to receive an annual bonus of up to 100% of his base salary based on our achievement of certain financial and operating objectives established by our board of directors in consultation with Mr. Mofid. For 2012, Mr. Mofid was guaranteed a bonus of $120,000. For 2012, he received $115,558 in salary and a cash bonus of $120,000. Mr. Mofid also served as a director during 2012 but received no separate compensation for his service in this role. During 2012, we granted Mr. Mofid stock options exercisable into an aggregate of 700,000 shares of our Class A common stock with the exercise prices and vesting schedules set forth above. Mr. Mofid received a relocation allowance of $77,254 (including an associated tax gross up). Our compensation committee and our board of directors believe that Mr. Mofid’s salary and overall compensation level were warranted given Mr. Mofid’s role with us, his previous experience and business accomplishments and the market value of his skill set as a senior executive.

During 2012, Mr. Schaeffer received an annual base salary of $175,000. Mr. Schaeffer also served as a director during 2012 but received no separate compensation for his service in this role. Our compensation committee and our board of directors believes that Mr. Schaeffer’s salary and overall compensation level were warranted given Mr. Schaeffer’s role with us, his previous experience and business accomplishments and the market value of his skill set as a senior executive. On May 10, 2013, we entered into an agreement with John Schaeffer whereby, in consideration of Mr. Schaeffer’s long standing contributions to us as the founder of Real Good Trading Corporation, as our Chief Executive Officer from January to November 2008, and as our current General Manager, Retail & Distribution, we granted Mr. Schaeffer the additional compensation and severance eligibility described under “Potential Payments Upon Termination or Change in Control—Mr. Schaeffer.”

Angy Chin provided us services as an independent consultant between August 28, 2012 and March 29, 2013. Ms. Chin served as our interim Chief Financial Officer between August 31, 2012 and February 4, 2013 on a consulting basis. Ms. Chin continued to support us through an orderly transition in an advisory role until March 29, 2013.

William Yearsley, our former Chief Executive Officer, resigned from his position effective July 30, 2012. Dr. Yearsley’s stock options terminated 30 days after the date of his termination.

John Coletta, our former Chief Financial Officer, resigned from his position effective August 31, 2012. Mr. Coletta’s stock options terminated 30 days after the date of his termination.

Potential Payments Upon Termination or Change-in-Control

Mr. Mofid

Upon termination of Mr. Mofid’s employment for any reason, we will pay him any accrued but unpaid compensation, earned but unpaid bonuses (on a pro rata basis) and accrued but unused paid time off, payable in accordance with our applicable policies, plans and programs.

If we terminate Mr. Mofid’s employment without cause (as defined below) or he resigns for good reason (as defined below), he is entitled to receive a lump sum severance payment equal to 12 months of base salary. He is also eligible for COBRA continuation coverage at active employee rates for up to 12 months.

If we terminate Mr. Mofid’s employment within 12 months after a change of control (as defined below) without cause or he resigns for good reason, he is entitled to receive a lump sum severance payment equal to 18 months of base salary. He may also exercise any vested stock options for a period of 12 months after the date of such termination but in no event later than the expiration of the applicable option term. Further, 50% of Mr. Mofid’s unvested stock options will vest immediately upon a change of control. The remainder of his stock options will vest in accordance with their terms. He is also eligible for COBRA continuation coverage at active employee rates for up to 18 months.

Upon the closing of a cash sale, Mr. Mofid is entitled to receive a cash bonus equal to twice his base salary, payable 50% within 30 days of the closing and 50% no later than the earlier of six months after the closing or March 15 of the calendar year following the closing. If Mr. Mofid is paid a cash sale bonus, he is not entitled to any severance payments. Additionally, all unvested stock options immediately vest upon the closing of a cash sale. If we terminate Mr. Mofid’s employment within 12 months after a cash sale without cause or he resigns for good reason, he is eligible for COBRA continuation coverage at active employee rates for up to 12 months.

“Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, (c) gross negligence in the performance of duties, (d) breach of fiduciary duty to Real Goods Solar or (e) material breach of any contractual obligations to Real Goods Solar.

“Good reason” means the occurrence, without the consent of Mr. Mofid, of one or more of the following actions: (a) a change of work place location by more than 25 miles, (b) a material reduction of title, authority, duties, or responsibilities, (c) a reduction of base salary or benefits, or (d) any purported termination of employment or service relationship for cause that is not in accordance with the definition of cause, or (e) failure of any successor or assignee to assume the terms of Mr. Mofid’s employment letter.

“Change of control” is defined as a new, or an existing shareholder currently owning less than 10% of our shares, becoming a majority shareholder.

“Cash sale” is defined as a sale, approved by our board of directors and shareholders, of at least 51% of the issued and outstanding shares of our capital stock where the consideration received by the shareholders is all cash.

Mr. Schaeffer

Upon the occurrence of a change of control (as defined below), Mr. Schaeffer is entitled to a change of control bonus equal to $250,000. If we terminate Mr. Schaeffer’s employment without cause (as defined below), or if Mr. Schaeffer chooses to retire, provided we and Mr. Schaeffer mutually agree upon the effective date of such retirement, then Mr. Schaeffer is entitled to receive severance payments equal to $200,000, payable in equal monthly installments over a twelve month period. Pursuant to the terms of his agreement, Mr. Schaeffer is entitled to receive a change of control bonus or severance payments, but in no event shall he receive both a change of control bonus and severance payments.

“Cause” means (a) misappropriation of funds, (b) conviction of a crime involving moral turpitude, (c) gross negligence in the performance of duties, (d) breach of fiduciary duty to Real Goods Solar or (e) material breach of any contractual obligations to Real Goods Solar.

“Change of control” is defined as a new, or an existing shareholder currently owning less than 10% of our shares, becoming a majority shareholder.

General

Our standard from of stock option agreement provides that option vesting ceases upon termination of employment. A former employee may exercise vested options for 30 days (generally), three months (upon retirement at or after normal retirement age) or one year (upon termination due to death or disability or within one year after a change of control) after termination but in no event after the expiration term of the applicable option. 50% of unvested options immediately vest upon the occurrence of a change of control whereas the remainder vest in accordance with their terms.

Accounting and Tax Considerations

In designing our compensation programs, we take into consideration the accounting and tax effect that each element will or may have on us and our executive officers and other employees. We aim to keep the expense related to our compensation programs as a whole within certain affordability levels. When determining how to apportion between differing elements of compensation, our goal is to meet our objectives while maintaining relative cost neutrality. For instance, if we increase benefits under one program resulting in higher compensation expense, we may seek to decrease costs under another program in order to avoid a compensation expense that is above the level then deemed affordable under existing circumstances. For options, we recognize a charge to earnings for accounting purposes equally from the grant date until the end of the vesting period.

We believe we have structured our compensation program to comply with Internal Revenue Code Sections 162(m) and 409A. Under Section 162(m), a limitation is placed on tax deductions of any publicly-held corporation for individual compensation to certain executives of such corporation exceeding $1 million in any taxable year, unless the compensation is performance-based. If an executive is entitled to nonqualified deferred compensation benefits that are subject to Section 409A, and such benefits do not comply with Section 409A, then the benefits are taxable in the first year they are not subject to a substantial risk of forfeiture. In such case, the service provider is subject to regular federal income tax, interest and an additional federal income tax of 20% of the benefit includible in income. We do not believe we have individuals with non-performance based compensation paid in excess of the Internal Revenue Code Section 162(m) tax deduction limit.

AUDIT COMMITTEE REPORT

Our audit committee, on behalf of our board of directors, oversees management’s conduct of internal control processes and procedures for financial reporting designed to ensure the integrity and accuracy of our financial statements and to ensure that we are able to timely record, process and report information required for public disclosure.

Our management is responsible for establishing and maintaining adequate internal financial controls, for the preparation of our consolidated financial statements and for the public reporting process. The firm of EKS&H LLLP (“EKS&H”) as our independent registered public accounting firm for 2012, was responsible for performing an independent audit of our consolidated financial statements in accordance with auditing standards of the Public Company Accounting Oversight Board (United States) and for issuing a report thereon expressing its opinion as to whether our consolidated financial statements present fairly, in all material respects, our financial position, results of operations and cash flows in conformity with accounting principles generally accepted in the United States. Real Goods Solar is not required to have and did not engage EKS&H to perform an audit of its internal control over financial reporting.

In this context, our audit committee reviewed and discussed with management and representatives of EKS&H our audited consolidated financial statements for the year ended December 31, 2012. EKS&H stated, in its Report of Independent Registered Public Accounting Firm dated April 1, 2013, that its audit included consideration of internal control over financial reporting as a basis for designing appropriate audit procedures, but not for the purpose of expressing an opinion on the effectiveness of Real Goods Solar’s internal control over financial reporting.

Our audit committee also discussed with EKS&H the matters required to be discussed by Statement on Auditing Standards No. 61, “Communication with Audit Committees.” Our audit committee reviewed with EKS&H, who was responsible for expressing an opinion on the conformity of our audited financial statements with accounting principles generally accepted in the United States, their judgment as to the quality, not just the acceptability, of our accounting principles, the reasonableness of significant judgments and the clarity of disclosures in our financial statements. Also, our audit committee discussed the results of the annual audit and such other matters required to be communicated with our audit committee under professional auditing standards.

In discharging its oversight responsibility over the audit process, our audit committee obtained from our independent auditors statements describing all relationships between our independent auditors and Real Goods Solar that might bear on our auditors’ independence consistent with applicable requirements of the Public Company Accounting Oversight Board and discussed with our auditors any relationships that may impact their objectivity and independence.

Our audit committee recommended to our board that our audited financial statements for the year ended December 31, 2012 be included in our Annual Report on Form 10-K for 2012 for filing with the Securities and Exchange Commission, in reliance upon (1) our audit committee’s reviews and discussions with management and EKS&H; (2) management’s assessment of the effectiveness of our internal control over financial reporting;

and (3) the receipt of an opinion from EKS&H, dated April 1, 2013, stating that our 2012 consolidated financial statements present fairly in all material respects, the consolidated financial position of our company and its consolidated subsidiaries at December 31, 2012 and the consolidated results of operations and cash flows for the year ended December 31, 2012 in conformity with accounting principles generally accepted in the United States.

Audit Committee

Robert Scott, Chairperson
Pavel Bouska
Barbara Mowry

This Audit Committee Report shall not be deemed to be “soliciting material” or to be “filed” with the Securities and Exchange Commission or subject to Regulation 14A or 14C, or to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically request that this information be treated as “soliciting material” or specifically incorporate this information by reference into a document filed under the Securities Act or the Exchange Act.

Disclosure of Independent Accountant Fees

The following table presents fees paid to our independent accountant, EKS&H LLLP, for professional services rendered for the years ended December 31, 2012 and 2011:

Audit and Non-Audit Fees (in $000’s)	2012	2011
Audit fees (1)	$169	$138
Audit related fees (2)	—	20
Tax fees (3)	28	36
All other fees	—	—

Total	$197	$194

(1)	Audit fees are fees that we paid for the audit of our annual financial statements included in our annual report on Form 10-K and review of unaudited financial statements included in our quarterly reports on Form 10-Q; for services that are normally provided by the auditor in connection with statutory and regulatory filings or engagements; and all costs and expenses in connection with the above.
(2)	Audit related fees consisted of accounting consultations and additional audit procedures in connection with a business acquisition and related filings.
(3)	Tax fees represent tax advice and tax compliance services primarily in connection with a business acquisition and other transactions.

In accordance with the policies of our audit committee and legal requirements, all services to be provided by our independent registered public accounting firm are pre-approved by our audit committee. For 2012, our audit committee pre-approved all such services. Pre-approved services include audit services, audit-related services, tax services and other services. In some cases, pre-approval is provided by the full audit committee for up to one year, and such services relate to a particular defined task or scope of work and are subject to a specific budget. In other cases, the chairperson of our audit committee has the delegated authority from our audit committee to pre-approve additional services, and such action is then communicated to the full audit committee at the next audit committee meeting. To avoid certain potential conflicts of interest, the law prohibits a publicly traded company from obtaining certain non-audit services from its auditing firm. If we need such services, we obtain them from other service providers.

EKS&H is currently engaged to provide auditing services through the third quarter of 2013. Our audit committee is in negotiations with EKS&H to be our independent registered public accounting firm for the remainder of 2013. Representatives of EKS&H are expected to be present at our 2013 annual meeting of shareholders and will have an opportunity to make a statement if they desire to do so. We expect EKS&H to be available to respond to appropriate questions.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Transactions

Following our initial public offering, we entered into the Industrial Building Lease, Intercorporate Services Agreement and Tax Sharing and Indemnification Agreement with Gaiam described below. We also entered into a Registration Rights Agreement with Gaiam that we amended and restated in connection with the Alteris transaction, as described below. Because these agreements were negotiated while we were a subsidiary of Gaiam, they may not reflect terms as favorable as we might have obtained had these agreements been made with an unaffiliated third party.

In connection with the closing of the Alteris transaction on December 19, 2011, we entered into a Shareholders Agreement with Gaiam and Riverside, pursuant to which Gaiam and Riverside agreed to lend money to us. Gaiam and Riverside currently hold approximately 9.9% and 25.8%, respectively, of our Class A common stock. Additionally, we entered into an Amended and Restated Registration Rights Agreement with Gaiam and Riverside in connection with the Alteris transaction, pursuant to which Gaiam and Riverside received certain demand and piggyback registration rights with respect to shares of our common stock.

Industrial Building Lease

On December 19, 2011, we entered into a five year facility lease with Gaiam for office space located in one of Gaiam’s owned buildings in Colorado that commenced January 1, 2012 and provided for a monthly payment of approximately $11,179 plus common area maintenance expenses. During 2012, we paid Gaiam an aggregate of $134,200 and we expect to pay Gaiam an aggregate of $230,600 in rent for 2013. Pursuant to a Loan Commitment we entered into with Gaiam and Riverside on November 13, 2012 (as described below), we entered into a Second Amendment to Lease, dated April 2, 2013, which permits Gaiam to purchase for $200,000 all tenant improvements constructed by us in our principal office space leased by us from Gaiam and cancels, effective March 31, 2013, the $3 per square foot credit set forth in the current lease.

Intercorporate Services Agreement

Under our Intercorporate Services Agreement with Gaiam, Gaiam provided to us certain services that may include business and facilities management, human resources and employee benefits, payroll, internal audit and risk management, treasury and cash management, tax, legal, accounts payable, telecommunications services, including call center support, and information technology services. Gaiam agreed to make each service available to us on an as-needed basis. We relied less on Gaiam’s services under the Intercorporate Services Agreement in 2012 than historically and the parties terminated this agreement during June 2013. We paid a service charge that generally reflected the same payment terms, and was calculated using the same cost allocation methodologies for the particular service, as those associated with our historical costs, and we reimbursed Gaiam for any out-of-pocket expenses, including the cost of any third-party services required. We and Gaiam agreed on the aggregate annual amount for a particular year that we owed Gaiam for the services expected to be performed that year based upon the parties’ good faith estimates of those required services and the fees for such services. We incurred an aggregate of $316,000 and $102,000, respectively, of service charges during 2012 and 2013 under the Intercorporate Services Agreement. The annual fee amount, as well as any changes, must be approved in writing by the disinterested members of each of our and Gaiam’s boards of directors.

Tax Sharing and Indemnification Agreement

Our Tax Sharing and Indemnification Agreement with Gaiam generally governs Gaiam’s and our rights, responsibilities, and obligations with respect to taxes. Under the Tax Sharing and Indemnification Agreement, we

expect, with certain exceptions, that we will generally be responsible for the payment of all income and non-income taxes attributable to our operations and the operations of our direct and indirect subsidiaries, whether or not such tax liability is reflected on a consolidated or combined tax return filed by Gaiam. Under the Tax Sharing and Indemnification Agreement, we will be required to distribute to Gaiam the tax effect of any tax credit and loss carryforwards we become entitled to use that were created prior to our initial public offering. In addition, we generally will be responsible for a portion of any additional taxes that are required to be paid for periods prior to the initial public offering as a result of a tax audit. The Tax Sharing and Indemnification Agreement also sets forth the respective rights, responsibilities and obligations between Gaiam and us with respect to the filing of tax returns, the administration of tax contests, assistance and cooperation and other tax matters. Under the Tax Sharing and Indemnification Agreement, we and Gaiam will each indemnify and hold harmless the other from and against any breach by a party of any representation, covenant, statement, promise or obligation of that party under this agreement. In addition, we will indemnify and hold harmless Gaiam from and against any liability under Section 355(e) of the Internal Revenue Code as a result of any action or failure to act by us, our directors, officers, or authorized agents. These indemnity obligations continue indefinitely, subject to any applicable statutes of limitations. On December 19, 2011 we entered into a First Amendment to Tax Sharing Agreement with Gaiam governing periods after the amendment date. The amendment carves out from the agreement tax items of the Alteris group that arose before our acquisition of Alteris and also clarifies how the true up of tax benefits works.

Registration Rights Agreement

Under our Amended and Restated Registration Rights Agreement with Gaiam and Riverside, each (or its permitted transferee) has the right to require us to register with the Securities and Exchange Commission all or any portion of its Class A Common Stock so that those shares may be publicly resold, or to include such shares in any registration statement we file, subject to certain exceptions, conditions and limitations. These rights include demand registration rights, Form S-3 registration rights and “piggyback” registration rights, in each case on and subject to the terms and conditions identified in the Amended and Restated Registration Rights Agreement. We will generally pay all expenses, other than underwriting discounts and commissions, relating to all demand registrations, Form S-3 registrations and piggyback registrations. These registration rights terminate as to a given holder of registrable securities, when such holder of registrable securities can sell all of such holder’s registrable securities during any 90-day period pursuant to Rule 144 promulgated under the Securities Act of 1933, as amended, or the Securities Act, or pursuant to another similar exception. However, if a holder owns more than 10% of our outstanding securities, such holder shall continue to have registration rights until such time as all of the holder’s securities may be sold pursuant to Rule 144 or such holder owns less than 10% of our outstanding securities. The resale of these shares in the public market upon exercise of those registration rights could adversely affect the market price of our common stock.

December 2011 Loan Commitment under Shareholders Agreement

Upon the closing of the Alteris transaction on December 19, 2011 and pursuant to the terms of the Shareholders Agreement with Gaiam and Riverside, we received commitments from Gaiam to loan us up to $1.7 million and from Riverside to loan us up to $3.15 million. Gaiam funded its loan commitment on December 30, 2011 and this loan had an extended maturity date of April 30, 2013. Riverside, through Riverside Fund III, L.P., an affiliated entity, funded $3.0 million of its loan commitment on May 4, 2012 and the remaining $150,000 on June 20, 2013. The Riverside loans had an original maturity date of May 4, 2013 and June 20, 2013, respectively.

The loans originally were for a period of 12 months. In connection with the November 2012 Loan Commitment described below, on December 11, 2012, we extended the maturity date of Gaiam’s loan to April 30, 2013 and paid Gaiam an aggregate of $170,000 in interest on its loan. On March 27, 2013, our wholly-owned subsidiaries Real Goods Energy Tech, Inc., Real Goods Trading Corporation, and Alteris Renewables, Inc., entered into a Third Loan Modification Agreement with Silicon Valley Bank (the “Loan Modification”). In connection with the Loan Modification the maturity date of the $1.7 million from Gaiam was further extended from April 30, 2013 to April 30, 2014, the maturity date of $3.0 million from Riverside was extended from May 4, 2013 to May 4, 2014, and the maturity date of the $150,000 from Riverside was extended from June 20, 2013 to June 20, 2014. On April 23, 2013, we entered into a conversion agreement with Gaiam pursuant to which the principal amount of Gaiam’s $1.7 million promissory note was reduced by $100,000 in exchange for 62,111 shares of our Class A Common Stock. The conversion ratio was determined based on the closing market price of our Class A Common Stock on the date of the agreement. As of October 11, 2013, we owed $1.6 million to Gaiam and $3.15 million to Riverside on these loans. As of October 11, 2013, we had paid an aggregate of $294,472 of interest, and, as described above, repaid $100,000 of the original principal amount, on Gaiam’s loan. We have not paid any interest or principal on Riverside’s loan.

The loans are subordinate and junior in right of payment to the prior payment in full of all indebtedness for borrowed money owed by us to any lenders unaffiliated with us. Payment of the unpaid principal and all accrued but unpaid interest under a loan is accelerated and become immediately due and payable upon the occurrence of certain events related to proceedings under bankruptcy, insolvency, receivership or similar laws, the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for our company or a substantial part of our assets, and our making a general assignment for the benefit of creditors.

November 2012 Loan Commitment

On November 13, 2012, we entered into a Loan Commitment with Gaiam and Riverside pursuant to which each agreed to advance to us up to an additional $1.0 million in cash upon request from us until March 31, 2013. In addition, Gaiam agreed to extend the maturity date for the $1.7 million existing loan from Gaiam described above from December 30, 2012 to April 30, 2013 in exchange for us paying all interest then owed on the loan.

On December 11 and 13, 2012, respectively, Gaiam and Riverside each advanced us $1.0 million in cash pursuant to the Loan Commitment. Each loan is represented by a promissory note and bears interest at an annual rate of 10% per year, payable at maturity. The original maturity date of these loans was April 26, 2013. In connection with the Loan Modification, on March 27, 2013 the maturity date of these loans was extended from April 26, 2013 to April 26, 2014. We have not yet made any payments of principal or interest on these loans and the full amount of the principal remains outstanding.

Each of the $1.0 million promissory notes entered into with Gaiam and Riverside during December 2012 also include certain customary language making the loans payable upon the occurrence of certain events, such as insolvency or bankruptcy. Also, if we complete a sale of at least $50,000 of capital stock, then each creditor has the option of converting all or any portion of the principal and interest owing on the loan in question into securities in such sale at the same purchase price as paid by other purchasers in such sale. If we fail to make payment of the principal and all interest owing on one or both of these loans within 10 days of when due, then the creditor has the option to acquire an undivided 50% interest in our real property located in Hopland, California (including all land and buildings) in exchange for cancellation of such principal and interest. This option is conditioned upon (1) the approval of the transaction by our disinterested directors, and (2) the consent of our senior creditor, Silicon Valley Bank. The loans are unsecured and subordinated to our indebtedness owed to unaffiliated creditors. Subject to the rights of senior debt, we have the right to prepay the loans at any time without premium or penalty.

Our Policies Regarding Review, Approval or Ratification of Related-Party Transactions

Any related-party transaction is reviewed by disinterested members of management and, if material, by disinterested members of our board of directors or a committee thereof to ensure that the transaction reflects terms that are at least as favorable for us as we would expect in a similar transaction negotiated at arm’s length by unrelated parties.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors, officers and shareholders who beneficially own more than 10% of the outstanding shares of our Class A Common Stock to file with the Securities and Exchange Commission reports of ownership and changes in ownership of our Class A Common Stock and other equity securities of our company. Our directors, officers and 10% holders are required by Securities and Exchange Commission regulations to furnish us with copies of all of the Section 16(a) reports they file.

Based solely upon a review of the copies of the forms furnished to us during 2012 and the representations made by the reporting persons to us, we believe that each of Gaiam, Messrs. Belluck and Lehman, and Ms. Mowry filed one late Form 4 for one transaction. Ms. Angy Chin, who served as our interim Chief Financial Officer from August 31, 2012 to February 4, 2013, filed one late Form 3.

SHAREHOLDER PROPOSALS

Shareholders may submit proposals on matters appropriate for shareholder action at our annual meetings consistent with regulations adopted by the Securities and Exchange Commission and our Bylaws. For shareholder proposals to be considered for inclusion in our proxy statement and proxy card relating to the 2014 annual meeting of shareholders pursuant to Rule 14a-8 promulgated under the Exchange Act, they must be received by us not later than June 27, 2014 if the 2014 annual meeting is held on or within 30 days of December 4, 2014. In the event that we elect to hold our 2014 annual meeting more than 30 days before or after December 4, 2014, such shareholder proposals would have to be received by us a reasonable time before we begin to print and send our proxy materials for the 2014 annual meeting. Such proposals must contain specified information, including, among other things, information as would be required to be included in a proxy statement under Securities and Exchange Commission rules.

In addition, under the terms of our Bylaws, shareholders who desire to present a proposal for action or to nominate directors (other than proposals to be included in our proxy statement and proxy card pursuant to Rule 14a-8 promulgated under the Exchange Act) at the 2014 annual meeting of shareholders must provide notice in writing of such proposal or nomination to us no earlier than August 15, 2014 and no later than September 10, 2014 unless the date of the 2014 annual meeting is changed by more than 30 days from December 4, 2014. In the event that we elect to hold our 2014 annual meeting more than 30 days before or after December 4, 2014, such shareholder proposals would have to be received by us a reasonable time before we begin to send our proxy materials for the 2014 annual meeting. Shareholder notices must contain the information required by Article II, Section 7 of our Bylaws.

All proposals or other notices should be addressed to us at 833 W. South Boulder Road, Louisville, Colorado 80027, Attention: Secretary, Real Goods Solar, Inc.

If we do not have notice of a matter to come before an annual meeting at least 45 days before the first anniversary of the date on which we first sent our proxy materials for the prior year’s annual meeting of shareholders (unless the annual meeting in question is held more than 30 days before or after the first anniversary of the prior year’s annual meeting of shareholders), your proxy card for such annual meeting will confer discretionary authority to vote on such matter. In the event that we elect to hold an annual meeting more than 30 days before or after the first anniversary of the prior year’s annual meeting of shareholders, your proxy for such annual meeting will confer discretionary authority to vote on such matter if we do not have notice of such matter a reasonable time before we begin to send our proxy materials for such annual meeting.

DELIVERY OF MATERIALS

Securities and Exchange Commission rules permit a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, to be sent to any household at which two or more shareholders reside if they appear to be members of the same family. Each shareholder continues to receive a separate proxy card. This procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces mailing and printing expenses. A number of brokerage firms have instituted householding. In accordance with a notice that is being sent to certain beneficial shareholders (who share a single address) only one annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, will be sent to that address unless any shareholder at that address gave contrary instructions. Upon written or oral request, we will promptly deliver a copy of such materials to any shareholder requesting the same. However, if any such beneficial shareholder residing at such an address wishes to receive a separate annual report, proxy statement or Notice of Internet Availability of Proxy Materials, as applicable, or if any shareholders who share an address are receiving multiple copies of annual reports, proxy statements or Notices of Internet Availability of Proxy Statements and wish to receive a single set of annual reports, proxy statements or Notice of Internet Availability of Proxy Materials, as applicable, in the future, please contact Computershare Trust Company (our transfer agent & registrar) in writing by mailing to Computershare Trust Company, Attention: Householding, 250 Royall Street, Canton, MA 02021, or by faxing your request to: 303-262-0700. You can also contact us by calling 303-222-3600.

We will provide without charge to any beneficial owner of our Class A Common Stock as of the record date a copy of our Annual Report on Form 10-K, including the financial statements and the financial statement schedules, upon written or oral request at the following address and telephone number: Real Goods Solar, Inc., 833 W. South Boulder Road, Louisville, Colorado 80027, Attention: Corporate Secretary, (303) 222-8400. We will also provide a list briefly describing any exhibits not contained in our Annual Report on Form 10-K and will furnish a copy of any exhibit not contained therein to a requesting shareholder upon payment of a fee to reimburse our reasonable expenses in furnishing such exhibit.

COMMUNICATION WITH THE BOARD

Shareholders may communicate with our board of directors, including the non-management directors, by sending a letter to the Real Goods Solar Board of Directors, c/o Corporate Secretary, Real Goods Solar, Inc., 833 W. South Boulder Road, Louisville, Colorado 80027. Our corporate secretary has the authority to disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. If deemed an appropriate communication, our corporate secretary will submit your correspondence to the Chairman of the board of directors or to any specific director to whom the correspondence is directed.

OTHER MATTERS

Our management does not intend to present, and has no information as of the date of preparation of this proxy statement that others will present, any business at the annual meeting, other than business pertaining to matters set forth in the notice of annual meeting and this proxy statement. However, if other matters requiring the vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the enclosed proxy to vote the proxies held by them in accordance with their best judgment on such matters.

YOUR VOTE IS IMPORTANT

WE URGE YOU TO DATE, SIGN AND PROMPTLY RETURN YOUR PROXY, OR TO VOTE BY THE INTERNET OR BY TELEPHONE PROMPTLY, SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES.

RELGOODS SOLAR VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. REAL GOODS SOLAR, INC. 833 W. SOUTH BOULDER ROAD Electronic Delivery of Future PROXY MATERIALS LOUISVILLE, CO 80027 If you would like to reduce the costs incurred by our company in mailing proxy ATTN: ANTHONY M. DIPAOLO materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet 1 Investor Address Line 1 and, when prompted, indicate that you agree to receive or access proxy materials Investor Address Line 2 electronically in future years. Investor Address Line 3 1 1 OF Investor Address Line 4 VOTE BY PHONE - 1-800-690-6903 Investor Address Line 5 Use any touch-tone telephone to transmit your voting instructions up until 11:59 John Sample P.M. Eastern Time the day before the cut-off date or meeting date. Have your 1234 ANYWHERE STREET 2 proxy card in hand when you call and then follow the instructions. ANY CITY, ON A1A 1A1 VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. CONTROL # 000000000000 NAME THE COMPANY NAME INC. - COMMON SHARES 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 PAGE 1 OF 2 x TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All To withhold authority to vote for any All All Except individual nominee(s), mark For All Except” and write the number(s) of the The Board of Directors recommends you vote 0 FOR the following: nominee(s) on the line below. 2 0 0 0 1. Election of Directors Nominees 01 David L. Belluck 02 Kamyar (Kam) Mofid 03 John Schaeffer 04 Ian Bowles 05 Steven B. Kaufman 06 Robert L. Scott 07 Richard D. White 08 Pavel Bouska 0000000000 The Board of Directors recommends you vote FOR the following proposal: For Against Abstain 2 Approval, on an advisory basis, of named executive officer compensation. 0 0 0 The Board of Directors recommends you vote 3 YEARS on the following proposal: 1 year 2 years 3 years Abstain 3 An advisory vote on the frequency of holding future advisory votes on named executive officer compensation. 0 0 0 0 NOTE: In the discretion of the proxies, on such other business as may properly come before the meeting and at any adjournment(s) or postponement(s) thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no direction is made, this proxy will be voted FOR the election of the nominees for director, FOR proposal 2, 3 years on proposal 3 and, in the discretion of the proxies, with respect to such other business as may properly come before the meeting. 51160 For address change/comments, mark here. 0 Investor Address Line 1 . (see reverse for instructions) 0 . Investor Address Line 2 . 0 Investor Address Line 3 R1 Investor Address Line 4 Investor Address Line 5 1 Please sign exactly as your name(s) appear(s) hereon. When signing as _ John Sample attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must 1234 ANYWHERE STREET sign. If a corporation or partnership, please sign in full corporate or ANY CITY, ON A1A 1A1 partnership name, by authorized officer. 0000186664 SHARES CUSIP # JOB # SEQUENCE # Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Form 10-K, Notice & Proxy Statement is/are available at www.proxyvote.com . REAL GOODS SOLAR, INC THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF SHAREHOLDERS ON December 4, 2013 The Annual Meeting of the Shareholders of Real Goods Solar (the “Company”) will be held on Wednesday, December 4, 2013 at 10:00 a.m. local time, at the Marriott Courtyard, 948 West Dillon Road, Louisville, Colorado 80027. The undersigned, having received the notice regarding the availability of proxy materials for said meeting, hereby constitutes and appoints Kamyar (Kam) Mofid and Anthony M. Dipaolo, his/her true and lawful agents and proxies, with power of substitution and resubstitution in each, to represent and vote at the Annual Meeting scheduled to be held on December 4, 2013, or at any adjournment or postponement thereof on all matters coming before said meeting, all shares of Class A common stock of Real Goods Solar, which the undersigned may be entitled to vote. The above proxies are hereby instructed to vote as shown on the reverse side of this card. YOUR VOTE IS IMPORTANT To vote through the Internet or by telephone, please see the instructions on the reverse side of this card. To vote by mail, sign and date this card on the reverse and mail promptly in the enclosed postage-paid envelope. 51160 Address change/comments: 0 . 0 . R1 . 2 _ 0000186664 (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side